Exhibit 10.2

iFRESH INC.
EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into on April 1st, 2018 (the “Effective Date”) by and between iFresh Inc. (the “Company”) and Xin He (“Executive”). The Company and Executive are hereinafter collectively referred to as the “Parties”, and individually referred to as a “Party”.

Recitals

A. The Company desires assurance of the association and services of Executive in order to retain Executive’s experience, skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B. Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

Agreement

In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Employment.

1.1 Title. Effective as of the Effective Date, Executive’s position shall be Chief Financial Officer, subject to the terms and conditions set forth in this Agreement.

1.2 Term. The term of this Agreement shall begin on the Effective Date and shall continue for a period of three (3) years or until it is terminated pursuant to Section 4 herein (the “Term”). However, that Executive’s employment under this Agreement, and the Term, shall be automatically renewed for additional one year periods commencing on the third anniversary of the date hereof and, thereafter, on each successive anniversary of such date unless either the Company or Executive notifies the other party in writing within sixty (60) days prior to any such anniversary that it or he desires to terminate Executive’s employment under this Agreement.

1.3 Duties. Executive shall have the customary powers, responsibilities and authorities of the Chief Financial Officer of corporations of the size, type and nature of the Company, as it exists from time to time, including the responsibilities listed on Schedule A. Executive shall report to Chief Executive Officer of the Company and the Board of Directors of the Company. Employee shall be permitted to work remotely.

1.4 Governing Agreement. The employment relationship between the Parties shall be governed by this Agreement.

2. Loyalty; Noncompetition; Nonsolicitation.

2.1 Loyalty. During Executive’s employment by the Company, Executive shall devote substantially all his business time to the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, except as otherwise agreed to in writing, Executive shall have the right to perform such incidental services as are necessary in connection with (a) his private passive investments, (b) his charitable or community activities, (c) his participation in trade or professional organizations, and (d) his service on any third-party corporate entity that is not a Competitive Entity (as defined in Section 2.3), so long as these activities do not materially interfere with Executive’s duties hereunder. Executive may also provide limited services to other parties provided such services are without remuneration.

2.2 Agreement not to Participate in Company’s Competitors. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates (as defined below). For purposes of this Agreement, “Affiliate,” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Covenant not to Compete. During the Term and for a period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the Company’s business in the cities in which the Company operates or in which it has plans to expand(a “Competitive Entity”), except with the prior written consent of the Company.

2.4 Nonsolicitation. During the Restricted Period, Executive shall not: (i) solicit or induce, or attempt to solicit or induce, any employee of the Company or its Affiliates to leave the employ of the Company or such Affiliate; or (ii) solicit or attempt to solicit the business of any client or customer of the Company or its Affiliates with respect to products, services, or investments similar to those provided or supplied by the Company or its Affiliates.

2.5 Acknowledgements. Executive acknowledges and agrees that his services to the Company pursuant to this Agreement are unique and extraordinary and that in the course of performing such services Executive shall have access to and knowledge of significant confidential, proprietary, and trade secret information belonging to the Company. Executive agrees that the covenant not to compete and the nonsolicitation obligations imposed by this Section 2 are reasonable in duration, geographic area, and scope and are necessary to protect the Company’s legitimate business interests in its goodwill, its confidential, proprietary, and trade secret information, and its investment in the unique and extraordinary services to be provided by Executive pursuant to this Agreement. If, at the time of enforcement of this Section 2, a court holds that the covenant not to compete and/or the nonsolicitation obligations described herein are unreasonable or unenforceable under the circumstances then existing, then the Parties agree that the maximum duration, scope, and/or geographic area legally permissible under such circumstances will be substituted for the duration, scope and/or area stated herein.

3. Compensation of the Executive.

3.1 Base Salary. The Company shall pay Executive a base salary (the “Base Salary”) at the annualized rate of Two Hundred Fifty Thousand Dollars ($250,000.00), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. The Company may increase, but not decrease (except in connection with a Company-wide decrease in executive compensation), Executive’s Base Salary from time to time, and if so increased, “Base Salary” shall include such increases for purposes of this Agreement.

3.2 Bonuses. At the sole discretion of the Board of Directors of the Company (the “Board”) or the compensation committee of the Board (the “Compensation Committee”), following each calendar year of employment, Executive shall be eligible to receive an additional cash bonus on Executive’s attainment of certain financial, clinical development, and/or business milestones (the “Milestones”) to be established annually by the Board or the Compensation Committee. The determination of whether Executive has met the Milestones, and if so, the bonus amount (if any) that will be paid, shall be determined by the Board or the Compensation Committee in its sole and absolute discretion.

3.3 Stock Grants. Executive shall be granted 300,000 (Three Hundred Thousand) shares of the Company’s common stock (the “Shares”) under the Company’s equity incentive plan. The Shares shall vest as follows: one third (1/3) on the first year anniversary of the Effective Date, one third (1/3) on the second anniversary of the Effective Date, and the final one third (1/3) on the third anniversary of the Effective Date, subject to Executive’s continued employment with the Company.

3.4 Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies, but in no event later than ninety (90) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive. The Company will reimburse Executive for airfare for up to 2 round trips to Chicago each month.

3.5 Employment Taxes. All of Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6 Benefits. The Executive shall, in accordance with Company policy and the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement, including medical, dental, vision, disability and life insurance programs, that may be in effect from time to time and made available to the Company’s senior management employees, subject to the terms and conditions of those benefit plans.

3.7 Holidays and Vacation. Executive shall receive fifteen (15) days of paid vacation per year. In addition to such paid vacation, Executive shall receive all paid Company holidays in accordance with Company policy.

4. Termination.

4.1 Termination by the Company. Executive’s employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions:

4.1.1 Termination by the Company for Cause. The Company may terminate Executive’s employment under this Agreement for “Cause” by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

4.1.2 Termination by the Company without Cause. The Company may terminate Executive’s employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

4.2 Termination by Resignation of Executive. Executive’s employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including via a resignation for Good Reason in accordance with the procedures set forth in Section 4.6.3 below.

4.3 Termination for Death or Complete Disability. Executive’s employment with the Company shall automatically terminate effective upon the date of Executive’s death or Complete Disability (as defined below).

4.4 Termination by Mutual Agreement of the Parties. Executive’s employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

4.5 Compensation Upon Termination.

4.5.1 Death or Complete Disability. If, during the Term of this Agreement, Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, his estate, or his heirs, as applicable, (i) any Base Salary owed to Executive through the date of termination; (ii) expenses reimbursement amounts owed to Executive; (iii) all unpaid bonuses Executive earned prior to the termination date; (iv) a cash lump sum in respect to accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination; (v) any payments and benefits to which Executive (or his estate) is entitled pursuant to the terms of any employee benefit or compensation plan or program in which he participates (or participated); and (vi) any amount to which Executive is entitled pursuant to any other written agreements between the Company or any of its affiliates and Executive (the amounts in (i) through (vi) above being the “Termination Amounts”). The Company shall pay Executive: (A) the amounts contained in items (i) through (iv) within ten (10) days following such termination; (B) any payments associated with (v) in accordance to the terms of such plans or programs; and (C) any such amounts in (vi) in accordance with the terms of such agreements, with the Termination Amounts being subject to the standard deductions and withholdings (as applicable). All unvested Shares granted under Section 3.3 shall vest immediately upon Executive’s death or Complete Disability.

4.5.2 Termination For Cause or Resignation without Good Reason. If, during the Term of this Agreement, Executive’s employment is terminated by the Company for Cause, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law. All unvested shares granted under Section 3.3 shall vest immediately upon Executive's termination. If Executive resigns his employment hereunder without Good Reason, all unvested Stock Grant(s) under Section 3.3 shall be returned to the Company for cancellation.

4.5.3 Termination Without Cause or Resignation For Good Reason Not In Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, at any time other than upon the occurrence of, or within sixty (60) days prior to, or six (6) months following, the effective date of a Change of Control (as defined below), the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release within the time period specified therein, and allowing the Release to become effective in accordance with its terms, Executive shall be entitled to: (1) severance in the form of continuation of his salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason) for twelve (12) months; (2) payment of Executive’s premiums to cover COBRA for a period of three (3) months following the termination date; and (3) immediate accelerated vesting of any unvested Restricted Shares and unvested outstanding stock option(s). These payments under (1), (2), and (3) above will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date. All unvested Shares granted under Section 3.3 shall vest immediately upon Executive’s termination for Good Reason.

4.5.4 Termination Without Cause or Resignation For Good Reason In Connection with a Change of Control. If the Company terminates Executive’s employment without Cause, or if Executive resigns for Good Reason, upon the occurrence of, or within sixty (60) days prior to, or within six (6) months following, the effective date of a Change of Control, the Company shall pay Executive the Termination Amounts, less standard deductions and withholdings. In addition, subject to Executive furnishing to the Company an executed Release within the time period specified therein, and allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to: (1) severance in the form of a lump sum payment equivalent to twelve (12) months of his Base Salary (at the Base Salary rate in effect at the time of termination, but prior to any reduction triggering Good Reason); (2) payment of Executive’s premiums to cover COBRA for a period of three, and (3) immediate accelerated vesting of any unvested Restricted Shares and unvested outstanding stock option(s). These payments under (1), (2) and (3) above, will be subject to standard payroll deductions and withholdings and will be made on the Company’s regular payroll cycle, provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release shall accrue and be paid in the first payroll period that follows such effective date. All unvested Shares granted under Section 3.3 shall vest immediately upon Executive’s termination for Good Reason in connection with a Change of Control.

4.6 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.6.1 Complete Disability. “Complete Disability” means that Executive is determined to be permanently disabled pursuant to the Company’s long term disability plan and is receiving disability benefits under such plan.

4.6.2 Cause. “Cause” for the Company to terminate Executive’s employment hereunder shall mean the occurrence of any of the following events, as determined by the Company and/or the Board in its and/or their sole and absolute discretion:

(i) The willful failure, disregard or refusal by Executive to perform his material duties or obligations under this Agreement or to follow lawful directions received by Executive from the Board, that results, or is reasonably likely to result, in material injury (whether financial or otherwise) to the Company;

(ii) Any grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any willful act by Executive intended to cause such material injury, except any acts (A) made by Executive in connection with the enforcement of his rights, whether under this Agreement, any other agreement between the Company or any affiliate and Executive, or pursuant to applicable law (e.g. disparagement, etc.) or (B) which are required by law or pursuant to a subpoena or demand by a governmental or regulatory body, provided that Executive shall have the ability to cure such act (if curable) within 30 days after Executive receives notice thereof from the Board;

(iii) Executive’s indictment for any felony involving moral turpitude (including entry of a nolo contendere plea);

(iv) The determination, after a reasonable and good-faith investigation by the Company, that the Executive engaged in discrimination prohibited by law (including, without limitation, age, sex or race discrimination);

(v) Executive’s misappropriation or embezzlement of the property of the Company or its Affiliates (whether or not a misdemeanor or felony); or

(vi) Material breach by Executive of this Agreement and/or of his Proprietary Information and Inventions Agreement (“PIIA”); provided, however, that, any such termination of Executive shall only be deemed for Cause pursuant to this definition if: (1) the Company gives the Executive written notice of the condition(s) alleged to constitute Cause, which notice shall describe such condition(s); and (2) the Executive fails to remedy such condition(s) (if curable) within thirty (30) days following receipt of the written notice.

4.6.3 Good Reason. For purposes of this Agreement, and subject to the caveat at the end of this Section, “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s prior written consent:

(i) any reduction by the Company of Executive’s Base Salary as initially set forth herein, provided;

(ii) a material breach by the Company (or any of its affiliates) of this Agreement or any other written agreement between the Company or any of its affiliates and Executive; or

(iii) a material adverse change in Executive’s duties, titles, authority, responsibilities or reporting relationships, with such determination being made with reference to the greatest extent of your duties, titles, authority, responsibilities or reporting relationships, etc. as increased (but not decreased) from time to time;

(iv) any failure of the Company or any affiliate to pay Executive any amount owed to Executive under this Agreement or any other written agreement plan or program between the Company, any affiliates and Executive;

(v) any reduction in Executive’s bonus eligibility; or

(vi) the assignment to Executive of duties materially inconsistent with his position with the Company.

Provided, however, that, any such termination by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of his intent to terminate for Good Reason; which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

4.6.4 Change of Control. For purposes of this Agreement, “Change of Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events (excluding in any case transactions in which the Company or its successors issues securities to investors primarily for capital raising purposes):

(i) the acquisition by a third party (or more than one party acting as a group) of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, provided that a Change of Control shall not be deemed to have occurred if such third party (or a member of such group) owns in excess of 5% of the Company’s voting power as of the date of this Agreement;

(ii) a merger, consolidation or similar transaction following which the stockholders of the Company immediately prior thereto do not own at least fifty percent (50%) of the combined outstanding voting power of the surviving entity (or that entity’s parent) in such merger, consolidation or similar transaction;

(iii) the dissolution or liquidation of the Company; or

(iv) the sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.7 Survival of Certain Sections. Sections 3, 4, 5, 6, 7, 8, 9, 12, 13, 16, 17, 19 and 21 of this Agreement will survive the termination of this Agreement.

4.8 Application of Internal Revenue Code Section 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

It is intended that each installment of the Severance Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service, or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, but in no event more than forty-five days following Separation From Service, the Release and permits the release of claims contained therein to become effective in accordance with its terms. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits will be paid or otherwise delivered prior to the effective date of the Release. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Release, the Company will pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Release, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

5. Confidential And Proprietary Information.

As a condition of employment Executive agrees to execute and abide by the PIIA.

6. Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of Executive and Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7. Notices.

All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

iFresh Inc.
2-39 54th Ave.
Long Island City, NY 11101

(718) 628-6200

Attn: Long Deng, Chairman and CEO

If to Executive:

Xin He
1030 N State St, Apt 15LM

Chicago, IL 60610

Tel: 917-981-1280

Email: hexin2@gmail.com

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this Section.

8. Choice of Law.

This Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York without regard to its conflict of laws principles.

9. Integration.

This Agreement, including Exhibit A and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive’s employment and the termination of Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10. Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11. Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12. Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term, or provision.

13. Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

14. Representations and Warranties.

Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

15. Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Signatures to this Agreement transmitted by fax, by email in “portable document format” (“.pdf”) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

16. Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in New York, New York conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator’s fee. The arbitrator shall have the discretion to award attorneys fees to the party the arbitrator determines is the prevailing party in the arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17. Indemnification.

The Company shall defend and indemnify Executive in his capacity as an officer of the Company to the fullest extent permitted under the Delaware General Corporation Law (“DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to the Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including but not limited to maintaining an appropriate level of Directors and Officers Liability coverage and maintaining the inclusion of such provisions in the Company’s by-laws or articles of incorporation, as applicable and customary. The rights to indemnification shall survive any termination of this Agreement.

18. Trade Secrets Of Others.

It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive’s former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

[signature page follows]

In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

iFRESH INC.

By:	/s/ Long Deng
Name: Long Deng
Title: Chairman and CEO

Dated:	April 1, 2018

Executive:

/s/Xin He
Xin He

Dated:	April 1, 2018

SCHEDULE A

RESPONSIBILITIES

•	Supervising and directing of the Company’s SEC filings, including annual and quarterly reports with financial reports according to required regulations.

•	Preparation of quarterly forecasts and yearly budgets, as well as performing financial analysis and capital forecast.

•	Coordination with independent auditors on quarterly reviews and annual audits, including (i) supervision of Company staff to prepare financial results, schedules, and documents associated with such audit or review, (ii) resolution of complicated accounting issues that may arise during the review or audit, and (iii) ensuring that all financials are properly presented in accordance with U.S. GAAP, as applicable.

•	Leading the listed Company for capital raise, including coordination with investment banking firms, preparation of detailed projections and English business plan/presentation, and meeting with and presenting to potential investors.

•	Coordinating with the IR and PR firms and proactively making and implementing IR management plan and regular IR presentation to investors, analysts and shareholders regarding financial and operational matters of the Company.

•	Working with CEO to prepare and implement business development strategies, including future acquisition and opening of new stores.

•	Assisting with CEO for preparation of grant allocation plan for share options as compensation incentives for employees in the Company.

•	Preparing and maintain internal control over financial reporting and disclosures controls and procedures.

•	Other service as the CFO is obliged to render to the Company during the Employment Period.

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED ON OR FOLLOWING THE SEPARATION DATE ONLY

In consideration of the payments and other benefits set forth in the Employment Agreement effective as of ________________, to which this form is attached, I, ___________, hereby furnish iFresh Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).

In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its current and former directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date that I sign this Agreement (collectively, the “Released Claims”). Except as provided below, the Released Claims include, but are not limited to: (a) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (b) all claims related to my compensation or benefits from the Company including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, misclassification, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the fair employment practices statutes of the state or states in which I have provided services to the Company and/or any other federal, state or local law, regulation or other requirement. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (a) any rights or claims under the Agreement or any other written agreement between the Company and me, including any stock option award agreement or plan, (b) any rights or claims that may arise as a result of events occurring after the date this Release and Waiver is executed or which otherwise cannot lawfully be waived, (c) any indemnification rights I may have as a former officer or director of the Company or its subsidiaries or affiliated companies, including any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (d) any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, (e) any rights or claims under any employee benefit or compensation plan or program in which I participate or participated (or was eligible to participate), (f) any rights or claims to unemployment compensation, and (g) reimbursement for business expenses which are consistent with the Company’s reimbursement policy. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

I expressly waive and relinquish any and all rights and benefits under any applicable law or statute providing, in substance, that a general release does not extend to claims which a party does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or his would have materially affected the terms of such release.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:

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